EXHIBIT (10) (viii)


EXECUTION COPY





JOINT VENTURE CONTRACT



BETWEEN



NINGBO GENERAL AIR CONDITIONER FACTORY

AND

FEDDERS INVESTMENT CORPORATION






FOR THE ESTABLISHMENT OF


FEDDERS XINLE CO. LTD







July 31, 1995

Ningbo, Zhejiang Province, China

T A B L E   O F   C O N T E N T S

Articles                                                     Page
ARTICLE 1.  GENERAL PROVISIONS                                1

ARTICLE 2.  PARTIES TO THE CONTRACT                           4

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF PARTIES         4

ARTICLE 4.  ESTABLISHMENT OF THE JOINT VENTURE COMPANY        6

ARTICLE 5.  PURPOSE, SCOPE AND SCALE OF PRODUCTION AND
            BUSINESS OF THE COMPANY                           7

ARTICLE 6.  TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL 8

ARTICLE 7.  RESPONSIBILITIES OF THE PARTIES                  13

ARTICLE 8.  MATERIALS AND SUPPLIES                           15

ARTICLE 9.  RIGHT TO USE LAND, PLANT AND UTILITIES           15

ARTICLE 10.  TECHNOLOGY LICENSE CONTRACT, SERVICES AND
             SECONDMENT CONTRACT AND TRADEMARK CONTRACTS     17

ARTICLE 11.  SALE OF PRODUCTS                                17

ARTICLE 12.  BOARD OF DIRECTORS                              18

ARTICLE 13.  BUSINESS MANAGEMENT                             20

ARTICLE 14.  PERSONNEL AND LABOR MANAGEMENT                  22

ARTICLE 15.  PREPARATION OF THE COMPANY                      25

ARTICLE 16.  FINANCIAL AFFAIRS AND ACCOUNTING                25

ARTICLE 17.  TAXATION AND INSURANCE                          28

ARTICLE 18.  FOREIGN EXCHANGE REQUIREMENTS OF THE
             COMPANY AND FOREIGN EXCHANGE BALANCING          28

ARTICLE 19.  CONFIDENTIALITY AND NON-COMPETITION             29

ARTICLE 20.  JOINT VENTURE TERM                              31

ARTICLE 21.  TERMINATION; DISPOSAL OF ASSETS ON DISSOLUTION  32

ARTICLE 22. LIABILITY FOR BREACH OF CONTRACT                 34



ARTICLE 23. FORCE MAJEURE                                    35

ARTICLE 24. APPLICABLE LAW                                   36

ARTICLE 25.  SETTLEMENT OF DISPUTES                          36

ARTICLE 26.  MISCELLANEOUS                                   37

Schedule 1  Contributions of Parties and Terms Thereof
Schedule 2  Tax Preferences and Holidays
Schedule 3  Utilities
Schedule 4  Initial Management Organization Chart

Annex A  Asset Transfer Contract
Annex B  Labor Contract
Annex C  Party A Trademark Contract
Annex D  Party B Trademark Contract
Annex E  Services and Secondment Contract
Annex F  Technology License Contract

Attachments  Joint Feasibility Study Certificate of Approval
Articles of Association

JOINT VENTURE CONTRACT

THIS JOINT VENTURE CONTRACT (the "Contract") is made this 31st day of July, 1995, in Ningbo Municipality, Zhejiang Province between Ningbo General Air Conditioner Factory ("Party A"), a collectively-owned enterprise established pursuant to the laws of the People's Republic of China ("China"), and Fedders Investment Corporation ("Party B"), a company organized and existing pursuant to the laws of the State of Delaware, United States of America ("USA"). Party A and Party B are collectively referred to herein as the "Parties" and individually as a "Party". This Contract is made in accordance with the Law of China on Joint Ventures Using Chinese and Foreign Investment (the "Joint Venture Law"), the implementing regulations issued thereunder (the "Joint Venture Regulations"), and other relevant laws and regulations of China and Zhejiang Province.

ARTICLE 1.  GENERAL PROVISIONS

1.1  Preliminary Statement

Party A is a collectively-owned enterprise producing air conditioners, air cleaners, stabilizers and other appliances and related components in its factory within the Ningbo Economic and Technological Development Zone, Ningbo City, Zhejiang Province, China, and selling its products primarily in China. Party B is a corporation 100% owned by Fedders Corporation which is a corporation producing high quality, high efficiency room air conditioners and dehumidifiers produced in highly efficient factories within the United States of America and other countries.

The Parties wish to establish a joint venture company for the production of the Products as hereafter defined.

After friendly consultations conducted in accordance with the principles of equality and mutual benefit, the Parties have agreed to establish an equity joint venture enterprise, using advanced technology and modern management methods for the production and sale of the Products, in accordance with the Joint Venture Law, the Joint Venture Regulations, other relevant laws and regulations of China and Zhejiang Province, and the provisions of this Contract.

The Parties therefore have entered into this Contract as of the date first set forth above.

1.2  Definitions

The following terms as used in this Contract shall have the meanings set forth below:

(a) An "Affiliate" of a Party means a corporation, partnership, trust or other entity directly or indirectly controlling or controlled by the Party or under direct or indirect common control with the Party. For the purposes of this definition, "control" means direct or indirect ownership of at least fifty percent (50%) of the voting rights of said entity.

(b)  "Approval Authority" means the Ningbo Economic and
Technological Development Zone Administrative Committee.

(c) "Articles of Association" means the articles of association of the Company signed by the Parties and attached to this Contract as an attachment.

(d) "Asset Transfer Contract" means the asset transfer contract between the Company and Party A substantially in the form attached hereto as Annex A.

(e)  "Board" means the board of directors of the Company.

(f) "Company" means the joint venture company to be established pursuant to the laws of China and the terms of this Contract.

(g) "Establishment Date" means the date on which the business license of the Company is issued by the relevant administration for industry and commerce.

(h) "Feasibility Study" means the jointly prepared feasibility study report dated May, 1995, which has been approved by the Approval Authority on June 9, 1995, the Certificate of Approval of which is attached to this Contract as an attachment.

(i) "Initial Contribution Date" shall have the meaning ascribed to it in Article 6.4(c).

(j) "JV Employee" means a Chinese staff member or worker of the Company, including, where applicable, ranking officers, other than such personnel provided pursuant to the Services and Secondment Contract or nominated by Party B in accordance with Article 14.6.

(k) "Labor Contract" means the contract between the Company and each JV Employee substantially in the form attached hereto as Annex B.

(l)  "Land" means the sites occupying an area of approximately
14,420 square meters located within the Zone in Ningbo
Municipality, Zhejiang Province, China, the boundaries of which are marked on the Land Map.

(m)  "Land Map" means the map attached as Exhibit A to the Land
Lease Contract on which the boundaries of the Land are marked.

(n) "Land Lease Contract" means the contract between the Company and Ningbo Economic Development Zone (or its affiliated company) leasing the factory complex to the Company for a thirty year period with an option to extend for a further 20 years on substantially the same terms and conditions as the lease to Party A, which should allow the Company to carry out its business operations in accordance with and as contemplated by this Contract, in accordance with applicable Chinese laws and regulations.

(o) "Party A Trademark Contract" means the trademark license contract between the Company and Party A substantially in the form attached hereto as Annex C.

(p) "Party B Trademark Contract" means the trademark license contract between the Company and Party B or its Affiliate substantially in the form attached hereto as Annex D.

(q) "Plant" means the buildings and facilities of the Company to be located on the Land.

(r) "Products" means high quality, high efficiency air conditioners, dehumidifiers, air cleaners, stabilizers and other appliances and other related components and service parts therefor, to be produced by the Company.

(s)  "RMB" means Renminbi, the lawful currency of China.

(t) "Services and Secondment Contract" means the secondment and services contract between the Company and Party B or its Affiliate substantially in the form attached hereto as Annex E.

(u) "Guarantee Letter" means the letter from Fedders Corporation confirming its guarantee for the performance of Party B's obligations under this Contract.

(v) "Technology License Contract" means the technology license contract between the Company and Party B or its Affiliate substantially in the form attached hereto as Annex F.

(w)  "Term" shall have the meaning ascribed to it in Article 20.2.

(x)  "Three Funds" shall have the meaning ascribed to it in Article
16.5(a).

(y) "Zone" means the Ningbo Economic and Technological Development Zone, Ningbo Municipality, Zhejiang Province, China.

ARTICLE 2.  PARTIES TO THE CONTRACT

2.1  Parties

The parties to this Contract are as follows:

(a) Ningbo General Air Conditioner Factory, a collectively-owned enterprise registered with the Ningbo Economic and Technological Development Zone Administrative Bureau for Industry and Commerce (Business License No. 14410030-X) and with its legal address at Factory Building 8502, Ningbo Economic and Technological Development Zone, Ningbo Municipality, Zhejiang Province, China.

The Legal Representative of Party A is:

Name:         Cai Kangqian
Position:     Director
Nationality:  Chinese

(b) Fedders Investment Corporation, a corporation organized and existing under the laws of the State of Delaware, USA, with its principal place of business at Westgate Corporate Center, 505
Martinsville Road, Liberty Corner, New Jersey 07938, USA.

The Legal Representative of Party B is:

Name:         Robert L. Laurent, Jr.
Position:     Executive Vice President Finance and Administration
              and Chief Financial Officer
Nationality:  USA

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF PARTIES

3.1  Representations and Warranties of Party A

Party A hereby represents and warrants to Party B as follows:

(a) Party A is a collective enterprise duly organized, validly existing and in good standing as a legal person under the laws of China.

(b) Party A has full legal right, power and authority to execute and deliver this Contract and all of the contracts and documents referred to in this Contract to which it is a party and to observe and perform its obligations hereunder and thereunder.

(c) Party A has taken all appropriate and necessary collective, corporate and administrative action to authorize the execution and delivery of this Contract and all of the contracts and documents referred to in this Contract to which it is a party and to authorize the performance and observance of the terms and conditions hereof and thereof.

(d) Party A has obtained all consents, approvals and authorizations necessary for the valid execution and delivery of this Contract and all of the contracts and documents referred to in this Contract to which it is a party and to observe and perform its obligations hereunder and thereunder; provided, however, that this

Contract is subject to the approval of the Approval Authority before the same may become effective.

(e) Party A is not aware of any material litigation, arbitration or administrative proceeding which is currently taking place or pending or threatened against Party A or the assets of Party A which are the subject of this Contract. Furthermore, Party A is not in default under any law, regulation, government directive whether having force of law or not, judgment, order, authorization, agreement or obligation applicable to the business or assets of Party A which are the subject of this Contract.

(f) All information supplied to Party B by Party A in relation to this Contract, including the information concerning the business and financial status of Party A and its assets, inventories and outstanding contractual arrangements with its suppliers and customers, is true and correct whether the same has been verified or audited by an independent third party or not.

3.2  Representations and Warranties of Party B

Party B hereby represents and warrants to Party A as follows:

(a) Party B is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, USA.

(b) Party B has full legal right, power and authority to execute and deliver this Contract and all of the contracts and documents referred to in this Contract to which it is a party and to observe and perform its obligations hereunder and thereunder.

(c) Party B has taken all appropriate and necessary corporate action to authorize the execution and delivery of this Contract and all of the contracts and documents referred to in this Contract to which it is a party and to authorize the performance and observance of the terms and conditions hereof and thereof.

(d) Party B has obtained all consents, approvals and authorizations necessary for the valid execution and delivery of this Contract and all of the contracts and documents referred to in this Contract to which it is a party; provided, however, that this Contract is subject to the approval of the Approval Authority before the same may become effective.

(e) Party B is not aware of any material litigation, arbitration or administrative proceeding which is currently taking place or pending or threatened against Party B or the assets of Party B which are the subject of this Contract. Furthermore, Party B is not in default under any law, regulation, government directive whether having force of law or not, judgment, order, authorization, agreement or obligation applicable to the business or assets of Party B which are the subject of this Contract.

(f) All information supplied to Party A by Party B in relation to this Contract, including the information concerning the business and financial status of Party B and its assets, inventories and outstanding contractual arrangements with its suppliers and customers, is true and correct whether the same has been verified or audited by an independent third party or not.

ARTICLE 4.  ESTABLISHMENT OF THE JOINT VENTURE COMPANY

4.1   Establishment of the Joint Venture Company

In accordance with the Joint Venture Law and the Joint Venture
Regulations and relevant Chinese laws and regulations, the Parties hereby agree to establish the Company pursuant to the terms of this Contract.

4.2  Name and Address of the Company

(a)  The name of the Company shall be "Fedders Xinle Co. Ltd." in
English and in Chinese.

(b)  The legal address of the Company shall be G3 Zone, Ningbo
Economic and Technological Development Zone, Ningbo Municipality,
Zhejiang Province, China.

4.3  Limited Liability Company

The Company shall be a limited liability company. Except as expressly agreed in this Contract or other contracts executed between the Parties and the Company from time to time, the liability of each Party with respect to the Company shall be limited to the amount of its respective subscribed capital contributions required under this Contract. Neither Party shall have any liability jointly or severally to any third party in respect of the debts or obligations of the Company.

4.4  Legal Person

The Company shall be a legal person under the laws of China.

4.5  Compliance with Chinese Law

(a) All of the activities of the Company shall comply with the published laws, regulations and rules of China and shall be protected by such laws, regulations and rules.

(b) The legal rights of the Company and its investors shall be protected by Chinese law.

ARTICLE 5.  PURPOSE, SCOPE AND SCALE OF PRODUCTION AND BUSINESS OF
THE COMPANY

5.1  Purpose of the Company

The purpose of the Company is:

(a) to manufacture and sell high quality Products to meet the growing demands of customers inside and outside China;

(b) to apply Party B's advanced technology, management techniques and market knowledge to improve capacity utilization, product quality, production efficiency and cost controls, and generally to upgrade and expand the existing production capacity, and to utilize Party A's experience in manufacturing and facilities; and

(c) to utilize the well recognized technology and technical know-how of Party B to expand existing markets and increase sales of air conditioners in China and abroad;

so as to enable the Parties to operate the Company profitably and receive satisfactory returns on their investments.

5.2  Scope of Business of the Company

The scope of business of the Company is:

(a)  to manufacture the Products;

(b)  to sell the Products on the domestic and export markets;

(c) to provide or arrange for the provision of after-sale services such as repair and maintenance for the Products; and

(d) to carry out such other business and activities, subject to relevant government approvals, as are necessary to generate foreign exchange or implement actions approved by the Board in furtherance of the goals of the Company (including the production of related raw materials and packaging materials for the Company's own use, and sub-contracting production as required by the production needs of the Company and other business and activities related to and/or supportive to the above business purpose and scope).

5.3  Estimated Scale of Production

The estimated scale of production of the Products is as set forth in the Feasibility Study. The total productive capacity of the Company is estimated to be approximately 500,000 units by the 1999 calendar year of production. The figures contained in this Article and the Feasibility Study relating to production and capacity are estimates and may be either increased or decreased by the Board or the President during actual production based on the market situation, improvements in productive capacity and other relevant factors.

5.4  Location of Production Activities

The Company shall carry out its production and operation activities at the Plant which is to be located within the boundaries specified on the Land Map and at such other locations as the Board may determine from time to time.

ARTICLE 6.  TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

6.1  Total Investment

The total amount of investment of the Company shall be RMB
203,500,000 (Two Hundred Three Million Five Hundred Thousand
Chinese Yuan).

6.2  Registered Capital

The total amount of the registered capital of the Company shall be RMB 117,373,000 (One Hundred Seventeen Million Three Hundred
Seventy-three Thousand Chinese Yuan). The respective contributions of the Parties shall be as follows:

(a) Party A's aggregate contribution to the registered capital of the Company shall be forty percent (40%) of the total registered capital of the Company, that is RMB 46,949,000 (Forty-six Million Nine Hundred Forty Nine Thousand Chinese Yuan)* to be contributed in the form of the assets less liabilities assumed by the Company as set forth on Schedule 1(a).

(b) Party B's aggregate contribution to the registered capital of the Company shall be sixty percent (60%) of the total registered capital of the Company, that is the United States Dollar equivalent of RMB 70,424,000 (Seventy Million Four Hundred Twenty-four Thousand Chinese Yuan)* to be contributed in the form of cash and know-how as set forth in Schedule 1(b).

6.3  Rate of Exchange

To the extent any installment of either Party's contribution is denominated in or has been valued in United States Dollars, the Chinese Yuan equivalent shall be determined at the middle rate announced daily by the People's Bank of China for the exchange of United States Dollars to RMB based on the average prevailing rate of the previous day on the inter-bank foreign exchange market or, if such rate is no longer announced by the People's Bank of China, such other rate as the Parties may agree in writing.



*Subject to adjustment based upon the pre-closing audit of Party
A's net assets to be completed as of July 31, 1995, and further adjustments, if necessary, in the post-closing audit.

6.4  Timing of Capital Contributions

(a) Subject to the conditions of this Article 6.4, the registered capital of the Company shall be paid by the Parties in installments according to Schedule 1(c).

(b) Notwithstanding Article 6.4(a), the Parties shall have no obligation to contribute their respective shares of the registered capital of the Company until:

     (1) the Asset Transfer Contract, Land Lease Contract, Services and Secondment Contract, Party A Trademark Contract, Party B Trademark Contract, Services Contract, Technology License Contract and Guarantee Letter have been executed by the parties thereto and have received the approval of the relevant Chinese authorities, if required;

     (2) the Labor Contract has been approved by competent labor authorities in a form satisfactory to the Parties, if such approval is at any time required;

     (3) valid use certificates in respect of the Land have been issued in the name of the Company in a form consistent with applicable government regulations and acceptable to Party B and an environmental assessment and remediation (if deemed necessary by either Party) has been completed to the reasonable satisfaction of both Parties;

     (4) the form and substance of the approvals received in connection with or in accordance with this Contract and the documents referred to in Article 6.4(b)(1)-(3) are acceptable to each Party;

     (5) financing for the operation of the Company in accordance with Article 6.5 of this Contract has been arranged in amounts and on terms acceptable to the Parties and the Company has entered into contractually binding loan agreements or definitive commitment letters with the relevant banks or financial institutions;

     (6) arrangements satisfactory to the Parties in relation to availability of foreign exchange have been secured;

     (7) the Parties have received evidence to their respective satisfaction that all tax preferences, holidays and concessions referred to in Article 17.1(c) and Schedule 2 have been obtained;

     (8) The Environmental Protection Agency of the Zone shall have issued a certificate to the Company confirming that the Land and Plant which Party A is to arrange to lease to the Company as of the Initial Contribution Date: (i) are free from any environmental liabilities to and claims from both government and non-government parties and (ii) there are no environmental conditions on the Land and Plant, nor have there been any releases of contaminants into the soils, surface waters, or groundwater of the Land, which would adversely impact public health or the environment.

(c) As soon as the conditions set forth in Article 6.4(b) have been fulfilled, the Parties shall immediately notify each other in accordance with Article 26.6 and agree upon a mutually convenient date which shall be within one month of such notification (the "Initial Contribution Date") on which the Parties shall simultaneously make full contribution of their respective initial subscriptions of the registered capital as provided for in this
Article 6 and Schedule 1.

6.5  Additional Financing

(a) The Company may borrow any necessary funds from domestic or international banks or other financial institutions on terms and conditions approved by the Board. None of the Parties shall be obligated to lend funds to the Company or to guarantee loans from third parties or financial institutions. However, if, at the request of the Board, a Party does agree to lend funds to the Company, or to guarantee a loan to the Company from a third party or financial institution, such Party shall be entitled to be paid interest on the loan or guarantee fees as if such Party were not a party to the joint venture and as if the transaction were a negotiated, arm's length financing from a third party.

(b) Prior to the contribution of capital referred to in Article 6.4, the Company shall have received a firm commitment from a Chinese financial institution expressing its willingness to lend to the Company the principal sum of RMB 86,000,000 (Eighty-six Million Chinese Yuan) for a term of at least twelve (12) years at a fixed rate of interest and on other terms and conditions acceptable to the Company and its Board of Directors. The said loan may be secured by a mortgage over the Company's assets, but in no event shall Party B be required to guarantee such loan. Notwithstanding the above, the fixed rate of interest is subject to adjustment during the term of the loan if required by the relevant laws of China. The proceeds from this loan will be used, in part, to satisfy Party A's short term debt under the assumed liabilities set forth on Schedule 1(a).

(c) The Company shall also seek to obtain a short-term working capital loan or line of credit in the amount of RMB 55,000,000 (Fifty-five Million Chinese Yuan) at an acceptable rate of interest to be used during the Company's first calendar year of operation. In the event that such loan or line of credit has not been arranged prior to September 30, 1995, the Parties may delay their capital contribution until such time as the said loan or line of credit is arranged.

6.6  Decrease or Increase of Registered Capital

During the term of the Company, the Company shall not reduce the amount of its registered capital. Any increase in the registered capital of the Company shall require the unanimous approval of the Board and the approval of the Approval Authority.

6.7  Transfer of Registered Capital

(a) Subject to the provisions of Article 6.7(b) and (c) below, a Party may assign, sell or otherwise dispose of all or part of its registered capital contribution to the Company to any third party, provided that it first obtains the unanimous approval of the Board and the approval of the Approval Authority.

(b) When a Party (the "Disposing Party") wishes to assign, sell or otherwise dispose of all or part of its registered capital contribution to a third party (a "Transfer"), it shall provide written notice (the "Notice") to the other Party (the "Non-Disposing Party") specifying its wish to make the Transfer; the interest it wishes to transfer; the terms and conditions of the Transfer; and the identity of the proposed transferee.

(c) The Non-Disposing Party shall have a preemptive right to purchase the whole of such interest on terms and conditions no less favorable than those specified in the Notice. If the Non-Disposing Party elects to exercise its preemptive right, it shall notify the Disposing Party in writing within thirty (30) days of the giving of the Notice to the Non-Disposing Party of its intention to purchase the whole of the interest to be transferred; the Non-Disposing Party shall then, subject to obtaining the approval of the Approval Authority, purchase such interest on the terms and conditions specified in the Notice, unless both Parties agree otherwise in writing. If the Non-Disposing Party consents to the Transfer, the Disposing Party may assign, sell or otherwise dispose of such interest to such proposed transferee, on the terms and conditions set forth in the Notice, provided that such sale or disposal takes place within six (6) months after the giving of the Notice. The Disposing Party shall provide the Non-Disposing Party with a duplicate of the executed written agreement with the transferee within fourteen (14) days after the agreement is executed.

(d) Notwithstanding the provisions of this Article 6.7, Party B may assign its registered capital contribution to an Affiliate of Party B and Party A hereby consents to such assignment, provided that Party B guarantees the affiliate's performance under this Contract and the Articles of Association, and to amend this Contract if appropriate to indicate such obligation, and Party B shall also notify the Board and Party A in writing of the assignment and specify the name and the legal address of the Affiliate, as well as the name, position, nationality and address of the legal representative of the Affiliate. The assignment shall be reported to the Approval Authority for approval.

6.8  Encumbrance of Registered Capital

A Party shall not mortgage or otherwise encumber all or any part of its contribution to the registered capital of the Company without the prior written consent of the other Party.

6.9  Investment Certificates

After the Parties have made their initial capital contributions, the Company shall engage an internationally recognized firm of auditors registered in China to verify the contributions. Upon the issuance of a verification report by such accountant, the Company shall issue an investment certificate to each of the Parties in accordance with the Joint Venture Law. The Company may issue investment certificates from time to time as the Parties make further capital contributions and the same are verified by the registered auditors.

ARTICLE 7. RESPONSIBILITIES OF THE PARTIES

7.1  Responsibilities of Party A

In addition to its other responsibilities under this Contract, Party A and/or its Affiliates shall:

(a) assist in handling all matters relating to the establishment of the Company, including submission of the applications to the Approval Authority and any other relevant governmental authority whose approval is required for approval of this Contract, the registration of the Company and the issuance of the Company's business license, and the opening of RMB and foreign exchange bank accounts;

(b) assist the Company and Party B, and use its best efforts, to handle procedures in connection with the submission of applications for, and the grant of, all necessary approvals, permits, certificates and licenses required in connection with all matters regulated by Chinese governmental authorities, including without limitation safety and environmental matters, foreign exchange matters and approvals, and Chinese tax preferences, holidays and concessions and any other investment incentives available to or for the Company and Party B;

(c) assist the Company, if requested, to handle procedures and obtain all relevant import and export licenses and approvals for any import supply agreements and arrangements, and the Company's imported equipment, machinery, vehicles, raw materials and exported products of the Company;

(d) arrange for the Company to obtain a thirty year lease the Land with an option to extend for twenty years as set forth in Article 9.1, handle the registration of the Company's lease of the Land with the relevant government department, and handle all other necessary procedures in relation thereto to ensure that the Company has the right to use the Land in conformity with the scope of its operations for the term of the Company, as extended from time to time, and that the Company is issued a certificate from the relevant government department evidencing such right;

(e) assist the Company in contracting for and obtaining electricity, water and other necessary utilities required by the Company, as set forth in Article 9;

(f) assist directors and foreign personnel of Party B and the Company to obtain all necessary entry visas, travel documents and work permits;

(g) assist the Company with the smooth transfer of employees from Party A who are recruited by the Company and with the recruitment of other qualified Chinese management personnel, technical personnel, workers and other needed personnel, and with other employment related matters;

(h) generally assist the Company in its relations with local government authorities and Chinese domestic companies, including the customers and suppliers of the Company;

(i) assist the Company to obtain adequate allocations and supplies of raw materials, local equipment, means of transportation, articles for office use and communication facilities in accordance with Article 8 hereof;

(j) assist the Company in obtaining RMB and foreign exchange loans from financial institutions in China;

(k) assist the Company to qualify for the status of "Technologically Advanced Enterprise";

(l) enter into those contracts attached to this Contract as Annexes to which it is a party; and

(m) handle other matters entrusted to it by the Company and as agreed from time to time by Party A.

7.2  Responsibilities of Party B

In addition to its other responsibilities under this Contract, Party B shall:

(a) assist the Company, if requested, to procure domestically and from abroad equipment, supplies and raw materials in accordance with Article 8 hereof;

(b) assist the Company as requested to recruit appropriate management and senior technical personnel;

(c) enter into, or cause its Affiliates to enter into, those contracts and agreements with the Company to which it or any of its Affiliates is a party;

(d) assist the Company, if requested, to gather information regarding and develop export markets for the Products;

(e) handle other matters entrusted to it by the Company and agreed from time to time by Party B; and

(f) export fifty (50) per cent of the Products manufactured, based upon a rolling three calendar year average, provided that the Products are competitive in price and meet international standards of quality.

ARTICLE 8.  MATERIALS AND SUPPLIES

8.1  Asset Transfer Contract

The Parties agree that within thirty (30) days after the Establishment Date, the Company and Party A shall enter into the Asset Transfer Contract in order to provide for the transfer to the Company of all of the assets listed in the Asset Transfer Contract and in Exhibit 1 to Schedule 1 currently used in the business of Party A at the Plant, together with existing inventory so as to permit the Company to carry-on the business previously conducted by Party A.

8.2  General Principles

The Company shall have the right to purchase materials and supplies at its own discretion on the domestic and foreign markets.

8.3  Supply of Components

To the extent that the Company's specifications for construction and raw materials with respect to quality, quantity, price, and delivery terms and dates cannot be met from sources within China, the Company may procure such materials and supplies from abroad provided that such materials and supplies are competitive in price and meet international standards of quality and the requirements of all relevant authorities or agencies are complied with.

ARTICLE 9.  RIGHT TO USE LAND, PLANT AND UTILITIES

9.1  Right to Use the Land and Plant

(a) Within thirty (30) days after the Establishment Date, Party A shall arrange for the signing of the Land Lease Contract by the

Zone (or its affiliate) and the Company. Party A shall undertake all actions required in order to implement the Land Lease Contract so that the Zone (or its affiliate) leases the land use rights to the Company for a period of thirty years with an option to extend for a further period of twenty years in accordance with China's laws and regulations, the terms hereof and the Land Lease Contract, including obtaining all approvals and completing all registrations and/or filings required by applicable laws and regulations from any land use authority or real estate bureau in connection with the transfer of the use of the Land and the Plant to the Company as contemplated hereby.

(b) Party A shall assist the Company to obtain from the relevant department in charge of land a valid certificate evidencing the registration of the Land Lease Contract in the name of the Company (including all necessary means of access to the nearest public roads to enable the Company to access the Land and to conduct thereon the activities contemplated by this Contract).

(c) The Land shall be leased to the Company free and clear of any structure other than those facilities to be contributed by Party A to the Company, together with other facilities ancillary thereto, as specified in this Contract.

(d) Party A warrants that the Land and Plant to be provided to the Company by Party A shall be as set forth in the Land Map; that the Land and Plant shall be connected to the water, electricity, sewer, steam, and waste water treatment and telecommunications systems. Party A also agrees to exercise every reasonable effort to cause the supply of water, steam and electricity to the production facilities of the Company to be continuous and uninterrupted in accordance with the specifications and conditions set forth in the Feasibility Study. Party A warrants that the Land and Plant to be leased to the Company as of the Initial Contribution Date: (i) are free from any environmental liabilities to and claims from both government and non-government parties and (ii) there are no environmental conditions on the Land and Plant, nor have there been any releases of contaminants into the soils, surface waters, or groundwater of the Land, which would adversely impact public health or the environment. Party A agrees to defend and indemnify the Company against any claims or rulings at any time asserted against the Company attributable to the pre-existing environmental condition of the Land and Plant at the time the Land and Plant is leased to the Company. Party A's obligations under this Article 9.1(d) shall survive the termination of this Contract and the liquidation of the Company.

(e) The actual boundaries of the Land will be verified by the Ningbo Municipal Land Administration Bureau or the Zone after consultation with Party A and Party B.

9.2  Utilities

Party A shall ensure that on the Initial Contribution Date all utilities required by the Company, including water, electricity, sewerage services, steam, and waste water treatment shall be supplied to the Company by the same suppliers currently utilized by Party A for the Company, at the same (or lower) price and on the same (or more favorable) terms and conditions now enjoyed by Party
A. Payment for any such services shall be made in RMB. Attached to this Contract as Schedule 3 is a list of the utility services now supplied to Party A and their current prices in RMB.

9.3  Services

The Parties agree that within thirty (30) days after the Establishment Date, the Company and Party A shall enter into the Services Contract for the provision to the Company of the services stipulated therein.

ARTICLE 10. TECHNOLOGY LICENSE CONTRACT, SERVICES AND SECONDMENT
CONTRACT AND TRADEMARK CONTRACTS

10.1  Technology License Contract

The Parties agree that within thirty (30) days after the Establishment Date the Company and Party B or its Affiliate shall enter into the Technology License Contract providing for the licensing of certain of Party B's advanced technology to the Company.

10.2  Services and Secondment Contract

The Parties agree that within thirty (30) days after the Establishment Date the Company and Party B or its Affiliate shall enter into the Services and Secondment Contract.

10.3  Trademark Contracts

The Parties agree that within thirty (30) days after the Establishment Date the Company and Party A shall enter into the Party A Trademark Contract, and the Company and Party B or its Affiliate shall enter into the Party B Trademark Contract, so as to obtain the right to use the trademarks needed for marketing and sale of the Products.

ARTICLE 11.  SALE OF PRODUCTS

11.1  General Principles

Subject to Article 7.2 (f) of this Contract and this Article 11, the Products of the Company shall be sold on the domestic and export markets for both RMB and foreign exchange. Subject to the approval of the Board and a separate agreement with Party B and/or its Affiliates, the Company may enter into arrangements pursuant to which Party B and/or its Affiliates, whether as an agent of the Company or in its or their own right or otherwise, provide some or all marketing and sales and engineering services required by the Company for the Products.

11.2  Domestic Sales

Products sold by the Company on the Chinese domestic market shall be sold by the Company either by the Company itself or through its branches. The prices charged to domestic purchasers of the Products may be denominated in RMB. The principles for determining the currency and sales prices of Products sold on the domestic market shall be established by the Board.

11.3  Export Sales

Export price policies and guidelines shall be made by the Board after considering reports from the President assisted by the Senior Vice President, Finance; provided, however that prices should not be lower than cost plus a small profit margin for the Company. Products sold by the Company in the export market shall be handled exclusively by Party B as provided in Article 7.2 (f) of this Contract. The President shall make day-to-day decisions within these guidelines. In addition, such sales shall be made by Party B only if the Products continue to meet international requirements in terms of price, quality, delivery, performance and packaging.

ARTICLE 12.  BOARD OF DIRECTORS

12.1  Establishment

The Board shall be established on the Establishment Date. The first meeting of the Board shall be held within sixty days (60) days after the Establishment Date.

12.2  Composition and Term

The Board shall consist of five (5) directors, as follows:

(a) two (2) directors to be appointed by Party A, one of whom shall be appointed by Party A to be the Vice Chairman of the Board; and

(b) three (3) to be appointed by Party B, one of whom shall be appointed by Party B to be the Chairman of the Board.

The term of office of the Board shall be three (3) years, and directors may serve consecutive terms if reappointed by the appointing Party.

12.3  Authority

The Board shall be the highest authority of the Company and shall decide all major issues of the Company. The following matters shall require the unanimous approval of the Board:

(a)  amendment of the Articles of Association;

(b)  termination or dissolution of the Company, subject to Article
21.1 of this Contract;

(c) increase or assignment of the registered capital of the Company, unless otherwise expressly stipulated herein;

(d)  merger of the Company with any other economic organization;

(e)  the appointment, dismissal and compensation of the President;
and

(f) modification of the rights and responsibilities of the Company's Chairman and President.

12.4  Other Important Decisions of the Board

Unless otherwise specified in the Articles of Association, decisions with respect to all matters other than those set forth in
Article 12.3(a) - (f) shall be adopted if they receive the affirmative votes of a majority of the directors present in person or by proxy, or in the case of a resolution by writing, by a majority of the directors. Without limiting the generality of the foregoing, the following matters shall require the majority approval of the Board:

(a)  change the scope of business of the Company.

(b) subject to Article 13.2(b), the appointment of the Senior Vice President, Finance, Vice President, Vice President, Quality and department managers;

(c) the determination of annual contributions to the Three Funds in excess of the minimum amounts required therefor in Article 9.1 of the Articles of Association, and any modifications to the Company's policy regarding the distribution of net profits as set forth in Article 9.2 of the Articles of Association; and

(d) approval of the Company's five (5) year business plan, which will include all significant plans for (i) the introduction of new products and (ii) new investments by the Company.

(e) the dismissal and compensation of the Senior Vice President, Finance, Vice President, Vice President, Quality and department managers;

(f) modification of the Company's management level organizational structure;

(g) modification of the rights and responsibilities of the Company's Vice President and other management level officers;

(h) approval of the Company's annual budget, including the Company's production, personnel and welfare plans; and

(i) approval of the Company's sales policy, including pricing and export sales policies.

12.5  Legal Representative

The Chairman of the Board shall be the legal representative of the Company within the scope expressly authorized by the Board. If the Chairman is unable to perform such duties for any reason, the Vice Chairman shall perform such duties. If the Vice Chairman is unable to perform such duties, the Board shall authorize another director to perform such duties.

12.6  Compensation and Expenses

Directors shall serve the Company without compensation. Expenses incurred by any director in connection with attending meetings of the Board shall be borne by the Company.

12.7  Meetings

The quorum for all meetings of the Board shall be four (4) of the directors present in person or by proxy. Meetings of the Board shall generally be held at least two (2) times a year. Board meetings shall be convened and presided over by the Chairman of the Board or as otherwise provided in the Articles of Association.

12.8  Further Powers and Procedures

The detailed powers and procedures of the Board shall be as set forth in the Articles of Association.

ARTICLE 13.  BUSINESS MANAGEMENT

13.1 Business Management

The day-to-day management of the overall operations of the Company shall be under the direction of the President, who shall be assisted by a Senior Vice President, Finance, other Vice
Presidents, Vice President, Quality and such other officers as the Board may consider necessary.

13.2  Appointment of the Managers

(a) The Board shall determine the management structure and additional management level officers of the Company from time to time and according to the Articles of Association. Initially, the Company shall be organized in accordance with the structure set forth on the organizational chart attached hereto as Schedule 4 with the following divisions: Sales; Quality; Manufacturing and Technology; Purchasing; Finance; and Personnel and Administration.

(b) The President, Senior Vice President, Finance and Vice President, Quality shall be nominated by Party B. The Vice President, Manufacturing and Technology Manager, Purchasing Manager, Sales Manager, and Personnel and Administration Manager shall be nominated by Party A. The responsibilities of the President, Senior Vice President, Finance, Vice President and the Vice President, Quality shall be as set forth in Articles 5.7 to
5.9 of the Company's Articles of Association, and the reporting relationships shall be as set forth in Schedule 4 hereto, as initially approved and modified by the Board from time to time.

(c) Notwithstanding the foregoing, each management level officer (other than the President, Senior Vice President, Finance, Vice President, Quality, and other Vice Presidents) shall be subject to a probation period of six (6) months following such manager's confirmation by the Board. If, during the relevant probation period, any manager proves to be incapable of performing the duties required of such manager, the President shall have the right to remove him and request the original nominating Party to nominate a new candidate for the post for appointment by the Board.

13.3 Term of Office

The President, Senior Vice President, Finance, Vice President, Quality and the other Vice Presidents shall, unless they become incapacitated, resign, retire or are removed from office earlier by the Board, hold office for a term of three (3) years each and are eligible for reappointment for further terms, and the Senior Vice President, Finance shall serve, on a temporary basis, as the acting President when the President becomes incapacitated, resigns, retires, or is removed by the Board prior to the expiration of his term or any subsequent term, until the President is replaced by the Board.

13.4  Responsibilities of the Managers

The powers and duties of the managers shall be as set forth in the Articles of Association.

13.5  Approval of Officers to Hold Other Positions

The President, Senior Vice President, Finance, Vice President,
Quality and other Vice Presidents of the Company shall not, except with the express approval of the Board, concurrently occupy any operational position in any other economic organization.

13.6  Power of Board to Dismiss Officers

Subject to the terms of the Labor Contract, the Board may remove any of the managers or any other officer or employee of the Company at any time.

ARTICLE 14.  PERSONNEL AND LABOR MANAGEMENT

14.1  Recruitment

The Company shall have the right to recruit its own employees in accordance with applicable laws and the Labor Contract. The
President shall make all decisions in relation to the recruitment of employees.

14.2  Party A's Employees

Party A shall ensure that all wages, bonuses and accrued retirement or other benefits of all employees of Party A who are offered positions with the Company, which relate to the period prior to the transfer of such employees to the Company, have been fully paid to such employees, into the relevant statutory fund, or properly set aside as required by applicable laws. The Company shall not be liable for any payments to JV Employees or any individual previously employed by Party A accrued during any period prior to their employment by the Company.

14.3  Labor Contract

The Company shall enter into a Labor Contract with each individual JV Employee, substantially in the form attached hereto as Annex B as modified based on Chinese Labor Law from time to time by the Board.

14.4  Wages and Salaries

The levels of salaries and all welfare benefits and subsidies for all employees shall be as approved by the Board. The wage levels of Chinese employees to be employed upon the formation of the Company shall be competitive with wages received by employees in Party A's plant as at the date of this Contract. Thereafter, the wage levels of the JV Employees shall be determined in accordance with Article 14.5(b) and (g) of this Contract.

14.5  Labor Policies

Labor and personnel policies of the Company shall be determined by the Board. These policies shall be in accordance with applicable
Chinese laws and regulations and shall include the following principles:

(a) All JV Employees shall be selected on the basis of examination and the best qualifications. In this regard, the Company shall be free to hire qualified personnel from any location in China. However, priority will be given to current well qualified employees of Party A who successfully pass the applicable examination and other selection criteria.

(b) Responsibility for approval of all merit salary increases for specific JV Employees shall be based upon the individual employee's performance and shall be determined by the President, subject to the approval of the Board.

(c) All bonuses of whatever type shall be established as an incentive, and shall be awarded on the basis of performance. All such bonuses shall be awarded at the discretion of the President.

(d) The Company shall have the power to dismiss JV Employees in accordance with the Labor Contract and the applicable labor laws in force at the relevant time. Such power shall be vested in the President on behalf of the Board.

(e) JV Employees who are high ranking officers of the Company shall be paid a salary approved by the Board.

(f) All personnel of Party B or its Affiliates (other than Chinese personnel recruited and nominated by Party B to be employed by the Company as management level officers) employed by or provided to the Company shall be provided pursuant to the Services and Secondment Contract.

(g) Any general increases or decreases in wages, salaries, any benefits or any subsidies of JV Employees shall be determined by the Board in accordance with the principles set forth herein and shall take into consideration the economic condition of the Company, and the salary and wage situation in the Ningbo area.

(h) The Parties recognize that the Company will incur significant expense in the training of JV Employees with critical skills, as determined by the President of the Company, and that the Company will be seriously damaged if these JV Employees are transferred to other Chinese enterprises within a short period of time after such training. The Parties also recognize that such training will provide benefits to Chinese industry. Accordingly, Party A agrees that JV Employees will not be transferred to Party A or other Chinese enterprises without the approval of the Board and the President.

14.6  Chinese Nationals Recruited and Nominated by Party B as
President and Senior Vice President, Finance of the Company

Party B will nominate the President, Senior Vice President, Finance and Vice President, Quality of the Company in accordance with the terms of this Contract and the Articles of Association. Such personnel may be resident expatriates seconded to the Company in accordance with the Services and Secondment Contract, or Party B may recruit and nominate Chinese nationals resident in China to serve in such positions. To the extent that Party B so recruits and nominates such Chinese nationals (who are not employed by Party A at the time of nomination):

(a) upon approval by the Board, such personnel shall be employed by the Company;

(b) such personnel shall be subject to the same rules and regulations and policies and procedures as set forth in Articles
14.3 through 14.5 of this Contract as though such personnel were JV Employees, except that:

     (1) the wage and compensation packages for such personnel shall be as negotiated between the relevant personnel and Party B, using guidelines established by the Board taking into consideration rank, experience, and other related considerations, and after full discussion by the Board in accordance with Article 12.4 of this Contract;

     (2) to the extent that such wage and compensation package includes additional benefits for such personnel, including but not limited to special housing arrangements, leave and vacation entitlements, insurance policies or other benefits, the Company shall provide such benefits to the relevant personnel. To the extent that the Parties agree that such benefits may not be provided directly by the Company, Party B may provide such benefits to the personnel, and the Company shall reimburse Party B for all such costs; and

     (3) The Labor Contract for such personnel shall be revised as necessary to take into account the terms of such personnel's employment in accordance with this Article.

14.7  Trade Union Fund

The Company shall reserve for the Company's trade union fund for such trade union's use as is required in accordance with the applicable laws of China on the management of trade union funds.

ARTICLE 15.  PREPARATION OF THE COMPANY

15.1  Preparation Committee

Within twenty one (21) days of the execution of this Contract by both Parties, each Party shall appoint representatives to form a preparation committee (the "Preparation Committee") to formulate and implement plans for the establishment of the Company. The Preparation Committee shall be comprised of two (2) members, with each Party appointing one member. The tasks of the Preparation Committee shall include but not be limited to implementing the plan for the separation of the Company from Party A's existing business located within Ningbo Municipality and establishing an accounting system for the Company. The Preparation Committee shall report to the Board.

15.2  Office

The office of the Preparation Committee will be located at such place as the Parties shall agree.

15.3  Dissolution

The Preparation Committee shall be dissolved by the Board at its discretion and in no event later than one month after the completion of the tasks referred to in this Article 15, but no earlier than the Initial Contribution Date.

15.4  Expenses

Each Party shall bear its own travel and personnel costs and expenses for its representatives on the Preparation Committee. All other costs incurred in the operation of the Preparation Committee shall be borne by the Parties pro rata based on their respective equity interests in the Company set forth in Article 6.2.

ARTICLE 16.  FINANCIAL AFFAIRS AND ACCOUNTING

16.1  Accounting System

(a) The Company shall maintain its accounts in accordance with the Foreign Investment Enterprise Accounting System of China, United States generally accepted accounting principles ("US GAAP") and the provisions of the Articles of Association and in a manner sufficient to satisfy the financial reporting requirements of the Parties.

(b) The fiscal year of the Company shall be the calendar year. The Company may also prepare financial and accounting statements and reports for the period from September 1 of one year to August 31 in the following year for internal purposes. All accounting records, vouchers, books and statements of the Company shall be made and kept in the Chinese and English languages and shall be retained for such period of time as may be required to permit the Company, Party A and Party B to fulfill their respective obligations to applicable taxation authorities. To permit the Parties to comply with such obligations, the Company shall provide to the Parties copies of all such documents as requested by the Parties and access to such materials. All important financial and accounting records and statements shall require the approval and the signature of the President and the Senior Vice President, Finance.

(c) Each Party shall take all appropriate action to cause the Board of the Company to adopt such internal control policies and procedures as are necessary to assure that the business of the Company and the conduct of its officers, directors, employees, and agents, are consistent with the following operating principles:

     (1) no money or any other thing of value shall be offered, promised, or given to any government official, any political party or official thereof, any candidate for political office, or any other person while knowing or having reason to know that all or a portion of such money or thing of value will be offered, promised, or given directly to any of the those listed above for the purpose of influencing any action, omission, or decision by the recipient in order to obtain or retain business for the Company or to direct business to another; and

     (2) all operations are in full compliance with all applicable laws and regulations, including but not limited to, such laws and regulations which may be applicable as a result of the ownership or control of the Company by Party B, which is not a domestic Chinese company and is subject to the laws of its country of incorporation.

16.2   Audit

(a) An internationally recognized firm of auditors, registered in China, shall be appointed as the Company's auditors (the "Registered Auditor") and shall be engaged by the Company to examine and verify the annual accounts, and submit its report to the Board and the President. The Company shall submit to the Parties and to each director the audited annual accounts within ninety (90) days after the end of the fiscal year, together with the audit report of the Registered Auditor.

(b) If it so chooses, each Party may appoint on its behalf and at its expense an accountant, registered either in China or abroad (including a certified accountant from a Party or a foreign firm of publicly certified accountants), to audit the Company's accounts. If the results of any such audit are significantly different from that conducted by the Registered Auditor and are accepted by the Board, the expense of the audit shall be borne by the Company. The Company will permit such accountant to have access to the Company's books and records and will provide such accountant with office space and all other reasonable facilities to enable the accountant to carry out the audit. The Party appointing the accountant shall ensure that the accountant keeps confidential all documents audited by such person.

16.3  Bank Accounts

The Company shall separately open foreign exchange accounts and RMB accounts at one or more banks located in China, in accordance with applicable laws and regulations. The Company may open accounts at banks located abroad with the approval, if required by relevant Chinese laws or regulations, of the State Administration of Exchange Control.

16.4  Settlement of Expenses

In principle, except where payment in foreign exchange is required pursuant to this Contract or other contracts entered into by the Company, all payments to be made by the Company in China (including but not limited to expenses and compensation for labor other than expatriate personnel) shall be settled and paid by the Company in RMB.

16.5  Profits Distribution

(a) After providing for income tax to be paid by the Company, the Board will determine the respective amounts to be transferred to the Company's reserve fund, bonus and welfare fund and the enterprise expansion fund (the "Three Funds"), and such amounts will be deducted from the Company's after-tax net profits.

(b) After providing for income tax to be paid by the Company and deduction of amounts to be transferred to the Three Funds, the Board shall, except as otherwise decided by the Board, declare that all the net profits of the Company shall be distributed to the Parties in proportion to each of their respective shares of registered capital. The profit distribution plan shall be on an annual basis, with a final profit distribution to be determined by the Board and paid to the Parties within sixty days after the receipt of the audited annual accounts referred to in Article 16.2(a) above.

ARTICLE 17.  TAXATION AND INSURANCE

17.1  Income Tax, Customs Duties and Other Taxes

(a) The Company shall pay tax in accordance with the relevant laws and regulations of China and applicable local regulations. Chinese and foreign employees shall pay individual income tax in accordance with applicable Chinese laws and regulations.

(b) The Parties shall, prior to the establishment of the Company and at such times as the same become obtainable, apply to obtain for the Company and the Parties the benefits of all applicable tax exemptions, reductions, privileges and preferences which are now or in the future become obtainable under Chinese law or any treaties or international agreements to which China is or may become a party.

(c) In order to confirm the tax treatment applicable to the Company and the Parties, the Parties shall, immediately after the establishment of the Company, procure that the Company submit an application to the appropriate tax authorities of China requesting confirmation of the tax exemptions, reductions and other preferences to be accorded to the Company as set forth in Schedule 2 hereto.

17.2  Insurance

The Company will take out and maintain insurance in accordance with the Articles of Association and applicable law.

ARTICLE 18.  FOREIGN EXCHANGE REQUIREMENTS OF THE COMPANY AND
FOREIGN EXCHANGE BALANCING

18.1  Foreign Exchange Requirements of the Company

All payments to be made by the Company to Party B and to any expatriate employees of the Company shall be made in United States Dollars, unless some other freely convertible currency shall be mutually agreed upon. Party B shall have the right to remit outside China of all payments made to it by the Company, including amounts paid to it upon dissolution of the Company, in accordance with applicable Chinese laws and regulations. Unless otherwise specified in this Contract or in contracts entered into by the Company pursuant to a valid decision of the Board, all expenses, loan repayments, labor compensation and other charges of the Company paid to Chinese enterprises or nationals shall be paid in RMB.

18.2  Foreign Exchange Balancing

The Company shall strive to achieve a balance of foreign exchange receipts and expenditures. In order to do so, the Parties and the Company shall be permitted to adopt all methods permitted by applicable laws from time to time as determined by the Board, and shall apply for all governmental approvals appropriate therefor. The Parties intend that such methods may include, among others, the following:

(a) subject to Article 8, the Parties intend that the Company will purchase in RMB productive materials for manufacturing Products from local sources in China at competitive prices;

(b) subject to Articles 13 and 14 and the Articles of Association, the Parties intend that the majority of the Company's managers will be Chinese nationals, and that the compensation for such managers will be paid in RMB; and

(c) subject to Article 16.5 hereof and the Articles of Association, the Parties may agree to permit the Company to withhold distribution of profits to the Parties.

18.3  Appropriation of Foreign Exchange Available

Funds in any foreign exchange account of the Company shall be used by the President in accordance with sound business practices in the following order of priority:

(a) Payment for imported raw materials, spare parts, equipment, items used by and services rendered to the Company;

(b)  Payments required under the Services and Secondment Contract;

(c) Interest and principal on loans payable in foreign exchange, if any;

(d)  Dividends payable to Party B;

(e) Payments of salaries, allowances, and related expenses of the Company's expatriate employees, including costs and expenses in foreign exchange incurred in China;

(f) Repatriation of Party B's capital on such capital becoming payable to Party B; and

(g) Other payments which the Board decides should be made in foreign exchange.

ARTICLE 19.  CONFIDENTIALITY AND NON-COMPETITION

19.1  Confidentiality

(a) During the term of this Contract (including any extensions thereof) or for so long as the Company continues to exist, and for a period of five (5) years thereafter, or unless and until the information properly comes into the public domain, each Party shall maintain the secrecy and confidentiality of any proprietary or secret information ("Confidential Information") related to the Company, and shall not disclose to any third party or person any Confidential Information disclosed to it by the other Party at any time during or for the purpose of negotiation of this Contract or for the establishment or operation of the Company, provided that Party B shall be permitted to disclose information received by it under this Contract to its Affiliates when such disclosure is necessary for Party B to carry out its obligations under this Contract.

(b) The Parties shall cause their directors, staff, and other employees, and those of their subsidiaries or affiliated companies, also to comply with the confidentiality obligation set forth in
Article 19.1(a).

19.2  Non-competition

(a) On and after the Initial Contribution Date and for the term of the Company, neither Party shall conduct any business activities, including but not limited to the establishment of another joint venture in China, which will directly or indirectly compete with the business of the Company. If the Company is terminated due to a material breach of this Contract, the Articles of Association, or any annex to this Contract, this covenant of non-competition shall remain in force as to the breaching Party for a period of two full years after the termination of the Company. If, however, the termination is due to the normal expiration of this Contract or is otherwise mutually agreed to by the Parties, this covenant shall not survive the termination of the Company.

(b) Subject to the consent of the Company, Party A may transfer to the Company promptly after the Establishment Date pursuant to the terms of the Asset Transfer Contract all of its outstanding contracts with third party purchasers for the sale of any products which directly or indirectly compete with the Company's Products. Any such contractual arrangements which the Company does not elect to take over from Party A shall be fulfilled by Party A, but Party A shall not enter into any further contracts for the production or sale of such competitive products.

19.3  Survival

The provisions and obligations set forth in Articles 19.1(a) and
(b) and 19.2(a) shall, subject to such term limitations as described therein, survive the termination of this Contract and the liquidation of the Company.

ARTICLE 20.  JOINT VENTURE TERM

20.1  Effective Date

(a) This Contract and its Annexes shall be submitted to the Approval Authority for approval and shall come into force on the day on which the Approval Authority issues its certificate of approval.

(b) In the event that (i) the Establishment Date does not occur within four (4) months of the date set forth on the first page of this Contract or (ii) the Approval Authority requires the Parties to amend this Contract in a manner or imposes conditions that are unacceptable to either of the Parties, then either Party may terminate this Contract by written notice to the other Party, and upon the effectiveness of such notice in accordance with Article
26.6 hereof this Contract shall be void and of no force and effect.

20.2  Joint Venture Term

The term of the Company (the "Term") shall be thirty (30) years from the Establishment Date with an option to renew for an additional twenty (20) year period upon the mutual consent of the Parties.

20.3  Extension of Joint Venture Term

At least two (2) calendar years prior to the expiration of the Term, the Parties shall hold consultations to discuss the extension of the Term. If both Parties agree to extend the Term, an application for extension shall be submitted to the Approval
Authority for approval not less than six (6) months prior to the expiration of the Term.

20.4  Sale of Company as a Going Concern

If, after discussion and consultation pursuant to Article 20.3, either Party fails to agree to extend the Term of the Company, then the other Party may elect to continue the business of the Company, provided such election shall be approved by the Approval Authority in accordance with applicable law. The Party making such an election (the "Purchasing Party") shall be obligated to purchase the interest of the other Party (the "Selling Party") in the Company at a price calculated and paid as follows:

(a) the Selling Party and the Purchasing Party shall discuss and agree upon a purchase price which shall in all cases reflect the going concern value (including reputation and goodwill) and the projected future profitability of the Company. The method of calculating such price in respect of the interest of the Selling Party shall be as follows:

     (1) the net worth of the Company, to be determined by a balance sheet effective on the date of termination, multiplied by the percentage of the Company's registered capital contributed by the Selling Party, plus

     (2) an additional payment to be negotiated in good faith to reflect the going concern value of the Company based on the actual circumstances of the Company and taking into account the market value of companies in similar manufacturing industries and internationally accepted principles relevant to the determination of going concern value.

(b) If the Selling Party and Purchasing Party cannot agree on a price, they shall appoint a valuation committee to value the interest of the Selling Party by reference to the principles set forth above. The valuation committee shall consist of three (3) members. The Selling Party shall select one member, the Purchasing Party shall select one member and the third member shall be selected by the first two members. If the valuation committee cannot agree on the value of the interest of the Selling Party within sixty (60) days after its appointment, the matter shall be settled in accordance with Article 25.

(c) After the purchase price has been determined in accordance with this Article 20.4, the Parties shall use their best efforts to secure all necessary governmental approvals and comply with all administrative procedures required in connection with the purchase. Payment shall be made within forty-five (45) days following the completion of the purchase procedures, provided that the Selling Party shall not be required to complete any sale pursuant to this
Article 20.4 unless the entire purchase price is paid in the lawful currency of, or a currency which may be freely converted and remitted to, the jurisdiction of organization of the Selling Party.

ARTICLE 21.  TERMINATION; DISPOSAL OF ASSETS ON DISSOLUTION

21.1  Termination And Dissolution

Subject to Article 20.4, the Company shall be dissolved and this Contract terminated in accordance with the Joint Venture Law, the Joint Venture Regulations and the Articles of Association (i) upon expiration of the Term (if not extended) or any extension thereof; or (ii) if any of the conditions or events set forth below shall occur and be continuing. The following are events that may trigger dissolution:

(a) The Company sustains significant losses in three (3) consecutive calendar years and, after consultations, the Parties are unable to agree on a method to improve the economic situation of the Company to the extent satisfactory to both Parties;

(b) The Company is unable to carry out operations for six (6) consecutive months or more because of an Event of Force Majeure (as defined in Article 23.1);

(c) The Company is unable to carry out operations because any of the Land Lease Contract, the Technology License Contract, the Party A Trademark Contract, the Party B Trademark Contract, the Asset Transfer Contract, the Services and Secondment Contract, the Services Contract, and the Lease Contract are not entered into within three (3) months after the Establishment Date or are terminated early, or the Company is not issued with a valid land use certificate in a form reasonably satisfactory to Party B within a period of three (3) months after the Establishment Date;

(d) Any Party fails to perform any of its material obligations under this Contract or the other contracts referred to in 21.1(c) above if, in the reasonable opinion of the non-breaching Party, such non-performance creates a material risk of loss to such non-breaching Party or the Company or materially and adversely affects the value of the non-breaching Party's interest in the Company;

(e) Either Party fails to make its contributions to the registered capital of the Company in accordance with the provisions of Article 6 of this Contract, where such failure continues for a period of more than three months and is not waived by the other Party;

(f) All or a material portion of the assets or property of the Company or the interest of either Party in the Company is expropriated or requisitioned, or any JV Employees are reassigned or withdrawn with the effect that the operations of the Company are adversely affected;

(g) Any new law or regulation, or any new interpretation of existing law or regulation, is imposed (i) which controls the export or sale for foreign exchange of the products of the Company, the effect of which will render the Company unable to carry out its normal operations, or (ii) which materially withdraws or reduces any tax exemptions, reductions, privileges, preferences and/or incentives granted to or enjoyed by the Company; and

(h)  The Parties agree to dissolve the Company.

(g) An early termination (other than a termination for the reasons specified in Article 21.1(d) or (e)) shall require a resolution unanimously adopted at a meeting of the Board which shall be submitted to the Approval Authority for approval. The Parties agree that a non-breaching Party may terminate this Contract by notice in writing to the other Party and apply directly to the Approval Authority for dissolution of the Company without the necessity of obtaining such a Board resolution upon the occurrence of any of the events specified in Article 21.1(d) and (e). After the Board resolves to dissolve the Company, it shall apply to the Approval Authority for approval of such dissolution.

21.2  Liquidation Committee

If, upon the expiration of the Term of the Company's business license or upon early dissolution of the Company pursuant to
Article 21.1, neither Party purchases the interest of the other Party in the Company, the Parties shall cause the directors appointed by them to adopt a resolution to liquidate the Company, formulate liquidation procedures, establish a liquidation committee (the "Liquidation Committee"), and submit its proposals to the department in charge for verification. The composition, powers and functions of the Liquidation Committee shall be as set forth in the Articles of Association.

21.3  Effect of Termination, Dissolution or Sale

The termination of this Contract for any reason, the dissolution of the Company or the sale of a Party's interest to a third party shall not release a Party from its liability to pay any sums of money accrued, due and payable to the other Party, or to discharge its then-accrued and unfulfilled obligations including any liability to the Company or the other Party in respect of any breach of this Contract.

ARTICLE 22. LIABILITY FOR BREACH OF CONTRACT

22.1  Breach of Contract

If a Party fails to perform any of its material obligations under this Contract, or if a representation or warranty made by a Party under this Contract is untrue or materially inaccurate, the Party shall be deemed to have breached this Contract.

22.2  Failure to Pay Capital Contributions

Should one of the Parties fail to pay any portion of its contribution to the registered capital of the Company at the time and in the amounts stipulated in Article 6 of this Contract, the breaching Party shall pay to the Company a monthly amount equal to two percent (2%) of such contribution, starting from the first month the contribution is overdue. In the event that a Party's payment is overdue for a period in excess of three (3) months, a non-breaching Party may terminate this Contract by notice in writing to the breaching Party in accordance with Article 21.1; provided that the non-breaching Party may, within one month after expiry of the time limit stated in its notice, apply to the original Approval Authority for approval to seek another Party to undertake the breaching Party's rights and obligations under this Contract.

22.3  Indemnity

(a) If the Company suffers any cost, expense, liability or loss, as a result of a breach of this Contract by either Party, then the breaching Party shall indemnify and hold the Company harmless in relation to any such cost, expense, liability or loss.

(b) If the non-breaching Party suffers any cost, expense, liability or loss, as a result of a breach of this Contract by the breaching Party, the breaching Party shall indemnify and hold the non-breaching Party harmless in relation to any such cost, expense, liability or loss incurred by the non-breaching Party.

ARTICLE 23.  FORCE MAJEURE

23.1  Force Majeure

"Event of Force Majeure" means an event beyond the control of a Party, as a result of which the Party is unable to perform its obligations under this Contract. An Event of Force Majeure includes, but is not limited to: prohibition or acts by government or public agency, riot, war, hostility, public disturbance, epidemic, fire, flood, earthquake, storm, tidal wave or other acts of nature.

23.2  Notification of Occurrence

If one Party has been prevented from performing its responsibilities stipulated in this Contract because of an Event of Force Majeure, it shall notify the other Party in writing within fourteen (14) days after the occurrence of such Event of Force Majeure, and both Parties shall use reasonable endeavors to mitigate damages, to the extent possible. If an Event of Force Majeure occurs, no Party shall be responsible for any damage, increased costs or loss which the other Parties may sustain by reason of such a failure or delay of performance, and such failure or delay shall not be deemed a breach of this Contract. A Party claiming inability to perform due to an Event of Force Majeure shall take appropriate means to minimize or remove the effects of the Event of Force Majeure and, within the shortest possible time, attempt to resume performance of the obligation affected by the Event of Force Majeure.

ARTICLE 24. APPLICABLE LAW

24.1  Applicable Law

The formation, validity, interpretation, execution, amendment and termination of this Contract shall be governed by the published laws of China. When the published laws of China do not govern a certain matter, international legal principles and practices shall apply.

24.2  Prior and Subsequent Laws

This Contract and its Schedules and Annexes constitute the valid and binding obligations of the Parties. If there is (i) any conflict between this Contract and any laws, decrees, rules and regulations, or any ruling having the force of law, promulgated by any Chinese authority after the effective date of this Contract; or
(ii) any amendment to previously promulgated laws, decrees, rules and regulations which take effect after the effective date of this Contract, this Contract shall be amended in accordance with Article
24.3 so as to preserve the original economic interests of the respective Parties.

24.3  Economic Adjustment

If a Party's economic benefits are adversely and materially affected by the promulgation of any new laws, rules or regulations of China, or the amendment or interpretation of any existing laws, rules or regulations of China after the date on which this Contract comes into force, the Parties shall promptly consult with each other and use their best efforts to implement any adjustments necessary to maintain each Party's economic benefits derived from this Contract on a basis that is no less favorable than the economic benefits each would have derived if such laws, rules or regulations had not been promulgated or amended or so interpreted.

ARTICLE 25.  SETTLEMENT OF DISPUTES

25.1  Arbitration

(a) Any dispute arising from, out of or in connection with this Contract shall be settled through friendly consultations between the Parties. Such consultations shall begin immediately after one Party has delivered to the other Party a written request for such consultation. If within ninety (90) days following the date on which such notice is given, the dispute cannot be settled through consultations, the dispute shall, upon the request of any Party with notice to the other Party, be submitted to arbitration in Stockholm, Sweden under the auspices of the Arbitration Institute of the Stockholm Chamber of Commerce (the "Institute").

(b) There shall be three (3) arbitrators. Party A shall select one arbitrator and Party B shall select one arbitrator, and both arbitrators shall be selected within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The President of the Institute shall select the third arbitrator. If a Party does not appoint an arbitrator who has consented to participate within thirty (30) days after the selection of the first arbitrator, the relevant appointment shall be made by the President of the Institute.

(c) The arbitration tribunal shall apply the arbitration rules of the Institute in effect on the date of the signing of this Contract. However, if such rules are in conflict with the provisions of this Article 25.1, including the provisions concerning the appointment of arbitrators, the provisions of this
Article 25.1 shall prevail.

(d) Each Party shall cooperate with the other Party in making full disclosure of and providing complete access to all information and documents requested by the other Party in connection with such proceedings, subject only to any confidentiality obligations binding on such Party.

(e) The arbitral award shall be final and binding upon all Parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all matters related thereto.

(f) Judgment upon the award rendered by the arbitration may be entered into any court having jurisdiction, or application may be made to such court for a judicial recognition of the award or any order of enforcement thereof.

25.2  Continued Implementation of Contract

During the period when a dispute is being resolved, the Parties shall in all other respects continue their implementation of this Contract.

ARTICLE 26.  MISCELLANEOUS

26.1  Amendment and Modification of Contract

Amendments to this Contract or its Schedules or Annexes may be made only by a written agreement in English and Chinese signed by duly authorized representatives of each of the Parties and, unless prior approval from the Approval Authority is statutorily required, will become effective as soon as the amendments are filed with the Approval Authority for record.

26.2  Severability

The invalidity of any provision of this Contract shall not affect the validity of any other provision of this Contract.

26.3  Language

This Contract is executed in English and Chinese. Both language versions shall be equally authentic. Each Party acknowledges that it has reviewed both language texts and that they are substantially the same in all material respects.

26.4  Entire Contract

This Contract and the Schedules and Annexes attached hereto constitute the entire contract between the Parties with respect to the subject matter of this joint venture and supersede all previous oral and written agreements, contracts, understandings and communications of the Parties in respect of the subject matter of this Contract. The headings to Articles are for ease of reference only and shall have no legal effect.

26.5  Waiver

Unless otherwise provided for, failure or delay on the part of any Party hereto to exercise any right, power or privilege under this Contract shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude exercise of any other right, power or privilege.

26.6  Notices

Notices or other communications required to be given by any Party or the Company pursuant to this Contract shall be written in English and in Chinese (with a translation attached) and may be delivered personally or sent by registered airmail (postage prepaid), by a recognized courier service or by facsimile transmission to the addresses of the other Parties set forth below. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(a) Notices given by personal delivery shall be deemed effectively given on the date of personal delivery.

(b) Notices given by registered airmail (postage prepaid) shall be deemed effectively given on the seventh day after the date on which they were mailed (as indicated by the postmark).

(c) Notices given by courier shall be deemed effectively given on the third day after they were sent by recognized courier service.

(d) Notices given by facsimile transmission shall be deemed effectively given on the first business day following the date of transmission.

For the purpose of notices, the addresses of the Parties are as follows:

Party A:  Ningbo General Air Conditioner Factory
          Factory Building 8502, Ningbo Economic and
          Technological Development Zone
          Ningbo Municipality, Zhejiang Province
          People's Republic of China

Attention:     Director
Telephone No:  (86-574) 737-1696
Facsimile No.: (86-574) 733-2275

Party B:  Fedders Investment Corporation
          Westgate Corporate Center
          505 Martinsville Road
          P.O. Box 813
          Liberty Corner, New Jersey 07938
          United States of America

Attention:     Legal Department

Telephone No:  (1-908) 604-8686
Facsimile No:  (1-908) 604-0715

Any Party may at any time change its address for service by notice in writing delivered to the other Party in accordance with the terms hereof.

26.7  Schedules and Annexes

The Schedules and Annexes attached hereto are hereby made an integral part of this Contract and will when executed be equally binding upon the parties thereto as provided therein. The
Schedules and Annexes are as follows:

Schedule 1  Contributions of Parties and Terms Thereof
Schedule 2  Tax Preferences and Holidays
Schedule 3  Utilities
Schedule 4  Initial Management Organization Chart

Annex A  Asset Transfer Contract
Annex B  Labor Contract
Annex C  Party A Trademark Contract
Annex D  Party B Trademark Contract
Annex E  Services and Secondment Contract
Annex F  Technology License Contract

Attachments  Articles of Association Joint Feasibility Study
Certificate of Approval

IN WITNESS WHEREOF, each of the Parties hereto have caused this Contract to be executed by its duly authorized representative on the date first set forth above.


NINGBO GENERAL AIR                 FEDDERS INVESTMENT CORPORATION
AIR CONDTIONER FACTORY


By:_______________________         By:______________________
Cai Kang Qian                         Robert L. Laurent, Jr.
Title:  Director                      Title:  Executive Vice
Nationality:  Chinese                 President, Finance and
                                      Administration and Chief
                                      Financial Officer
                                      Nationality:  USA